Exhibit 2.5
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                                 FIRST ADDENDUM
                                 --------------
                                       TO
                                       --
                              ACQUISITION AGREEMENT
                              ---------------------


         THIS FIRST ADDENDUM TO ACQUISITION AGREEMENT, dated as of December 13, 2004, ("First Addendum"), is entered into by and among SEQUOIA NATIONAL BANK, a national banking association ("Sequoia"), FIRST NATIONAL BANK OF NORTHERN CALIFORNIA, a national banking association ("FNB"), HEMISPHERE NATIONAL BANK, a national banking association ("HNB"), and PRIVEE FINANCIAL, INC., a Delaware corporation ("Privee").

                                    Recitals:
                                    --------

         A. Sequoia, FNB and HNB entered into a certain Acquisition Agreement, dated as of November 5, 2004 (the "Agreement").

         B. The Agreement contemplates, among other things, that FNB would sell, and HNB would purchase, pursuant to the "Plan of Liquidation," all of the outstanding capital stock of the "Consolidated Bank" that FNB shall acquire in the "Consolidation" (as such terms are defined in the Agreement).

         C. Privee is the registered bank holding company for HNB, and in order to obtain all approvals of the Office of the Comptroller of the Currency (the "OCC") required under terms of the Agreement, the parties hereto agree that Privee should be the purchaser of the "Consolidated Bank Stock" (as defined in the Agreement).

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Agreement, the parties hereto agree as follows:

         1. Privee as Party. Sequoia, FNB and HNB hereby agree that, effective upon the execution and delivery of this First Addendum, Privee shall become a party to the Agreement and shall be bound by all of the provisions thereof. The Agreement, as amended by this First Addendum, is binding upon and is for the benefit of Sequoia, FNB, Privee and HNB and their respective successors and permitted assigns. This First Addendum is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this First Addendum. No party may assign this First Addendum or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other parties to this First Addendum. Notices and legal process to be delivered to or served upon Privee shall be sent to the same address in Miami, Florida, as provided therein for HNB, with a copy to Kennedy & Baris, L.L.P. at the same address in Bethesda, Maryland, provided for such firm.

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         2.   Stock Purchase and Bank Merger. Sequoia, FNB, Privee and HNB
hereby agree that all references to "HNB" in the Agreement, as amended by this First Addendum, shall mean, collectively and jointly and severally, Privee Financial, Inc. and Hemisphere National Bank, except as the context may require otherwise, in which case such reference to "HNB" shall mean either Privee Financial, Inc. or Hemisphere National Bank, as appropriate; provided, however, that Sequoia, FNB, HNB and Privee agree that each reference to "HNB" in Article 3 of the Agreement shall mean Privee Financial, Inc., and the Stock Purchase Agreement, substantially in the form attached hereto as Exhibit A, shall be substituted in the place of the form of Stock Purchase Agreement which is attached to the Agreement as Exhibit G thereto, subject to final approval of the form of said Stock Purchase Agreement by the OCC; and further provided, however, that Sequoia, FNB, HNB and Privee agree that "Bank Merger" as used in the Agreement and Exhibits thereto, and the "Merger" in Article 4 of the Agreement and in the Bank Merger Agreement, substantially in the form attached hereto as Exhibit B, which shall be substituted in the place of the form of Bank Merger Agreement which is attached to the Agreement as Exhibit H thereto, shall mean the merger of the Consolidated Bank and Hemisphere National Bank.

         3. Branch Authorization and Relocation. Sequoia, FNB, Privee and HNB hereby agree that the "Branch Authorization", as used in the Agreement, as amended hereby, shall refer to the authority of the Consolidated Bank to conduct a banking business under a national bank charter from its main office located at 65 Post Street, San Francisco, California, subject to a space sharing agreement with FNB. All references in the Agreement or any Exhibit thereto to an office of the Consolidated Bank located in Los Angeles, California shall refer to the main office located at 65 Post Street, San Francisco, California. The parties further agree that as part of and in connection with the Merger, and subject to the approval of the Comptroller of the Currency, the former main office of the Consolidated Bank shall become a branch of HNB and such branch shall be relocated by HNB immediately following effectiveness of the Merger from 65 Post Street, San Francisco, California, to Los Angeles California.

         4. Governing Law. This First Addendum shall be governed by and construed in accordance with the laws of the State of California.

         5. Attorneys' Fees. In any action at law or suit in equity in relation to this First Addendum, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

         6. Counterparts. This First Addendum may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, Sequoia, FNB, HNB and Privee have caused this First
Addendum to Acquisition Agreement to be signed by their duly authorized officers as of the day and year first above written.



FIRST NATIONAL BANK                     SEQUOIA NATIONAL BANK
OF NORTHERN CALIFORNIA


By: /s/ THOMAS C. MCGRAW                By: /s/ PETER T. PAUL
    --------------------------------        ------------------------------------
    Thomas C. McGraw                        Peter T. Paul
    Chief Executive Officer                 Chairman and Chief Executive Officer


By: /s/ JIM D. BLACK
    --------------------------------
    Jim D. Black
    President




HEMISPHERE NATIONAL BANK                PRIVEE FINANCIAL, INC.


By: /s/ WALTER R. COOK                  By: /s/ WALTER R. COOK
    --------------------------------        ------------------------------------
    Walter R. Cook                          Walter R. Cook
    Chairman and Chief Executive Officer    Chairman and Chief Executive Officer




[Note: Exhibits A and B to this First Addendum to Acquisition Agreement are omitted.]

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